Exhibit 99.1

Marathon Petroleum Corporation Reports Fourth-Quarter and Full-Year 2013 Results

•	Fourth-quarter adjusted earnings of $633 million ($2.10 per diluted share); full-year adjusted earnings of $2.17 billion ($6.84 per diluted share)

•	Midstream equity investments in Sandpiper and Southern Access Extension pipelines announced

•	Record annual Speedway financial performance; expanded marketing footprint

•	$578 million of capital returned to shareholders in fourth quarter; $3.28 billion returned during 2013

FINDLAY, Ohio, Jan. 29, 2014 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2013 fourth-quarter earnings of $626 million, or $2.07 per diluted share, compared with $755 million, or $2.24 per diluted share, in the fourth quarter of 2012. For the fourth quarter of 2013, earnings adjusted for special items were $633 million, or $2.10 per diluted share, compared with earnings adjusted for special items of $760 million, or $2.26 per diluted share, in the fourth quarter of 2012.

Earnings were $2.11 billion, or $6.64 per diluted share, for the full-year 2013, compared with $3.39 billion, or $9.89 per diluted share, in 2012. For 2013, earnings adjusted for special items were $2.17 billion, or $6.84 per diluted share, compared with $3.35 billion, or $9.79 per diluted share, in 2012.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions, except per diluted share data)	2013	2012	2013	2012
Earnings(a)	$626	$755	$2,112	$3,389
Adjustments for special items (net of taxes):
Minnesota assets sale settlement gain	—	—	—	(117)
Pension settlement expenses	7	5	61	80

Earnings adjusted for special items(b)	$633	$760	$2,173	$3,352

Earnings per diluted share	$2.07	$2.24	$6.64	$9.89
Adjusted earnings per diluted share	$2.10	$2.26	$6.84	$9.79
Weighted average shares – diluted	301	336	317	342
Revenues and other income	$24,932	$20,711	$100,254	$82,492

(a)	References to earnings refer to net income attributable to MPC. See “References to Earnings” note below.
(b)	Earnings adjusted for special items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of earnings adjusted for special items.

“MPC’s fourth quarter was a strong finish to a year in which we earned in excess of $2 billion,” said President and Chief Executive Officer Gary R. Heminger. “Our 2013 earnings reflect our ability to consistently meet energy market needs through our logistical flexibility and relentless focus on top-tier operational performance.”

Heminger said that in 2013 MPC continued to strengthen its ability to capitalize on North America’s shifting energy landscape. “In addition to investing in our transportation and retail segments, we completed our acquisition of the Galveston Bay refinery in February and continued to make margin-enhancing investments in our refining system,” Heminger said. “While refining will remain our largest source of earnings and cash flow, we will augment this through expanded investments in midstream and retail in the years ahead.”

In 2013, MPC increased its emphasis on these more stable earnings sources, Heminger said. “We executed our first drop-down of assets to MPLX LP, the master limited partnership we created in late 2012, and announced planned equity investments in Enbridge Energy Partners L.P.’s Sandpiper and Southern Access Extension pipeline projects, which will enable MPC to participate in the transportation of increasing volumes of North American crude oil into our Midwestern refining region,” he noted. “We also expanded the marketing footprint of Speedway, our retail subsidiary, to nine states from seven, and we will continue leveraging Speedway’s strong business model to pursue growth opportunities within the convenience store industry.”

Looking to the future, Heminger pointed out that MPC’s capital expenditures will be focused on growing the midstream and retail businesses over the 2014-2016 period. He expects these midstream and retail capital expenditures to total approximately $4 billion, a $2.3 billion increase over the previous three-year period.

While investing in the company’s growth, Heminger noted that MPC also returned $126 million to shareholders in the form of dividends and $452 million in share repurchases during the fourth quarter, and $484 million in dividends and $2.8 billion in share repurchases during full-year 2013. “This continues our commitment to balance investments in the business with return of capital to our shareholders,” Heminger commented.

Segment Results

Total income from operations was $1.01 billion in the fourth quarter of 2013 and $3.43 billion for full-year 2013, compared with $1.19 billion and $5.35 billion in the fourth quarter of 2012 and full-year 2012, respectively.

	Three Months Ended		Year Ended
	December 31		December 31
(In millions)	2013	2012	2013	2012
Income from Operations by Segment
Refining & Marketing	$971	$1,139	$3,206	$5,098
Speedway	83	77	375	310
Pipeline Transportation	47	72	210	216
Items not allocated to segments:
Corporate and other unallocated items	(81)	(91)	(271)	(336)
Minn. assets sale settlement gain	—	—	—	183
Pension settlement expenses	(12)	(8)	(95)	(124)

Income from operations	$1,008	$1,189	$3,425	$5,347

Refining & Marketing

Refining & Marketing segment income from operations was $971 million in the fourth quarter of 2013 and $3.21 billion for full-year 2013, compared with $1.14 billion and $5.1 billion in the fourth quarter of 2012 and full-year 2012, respectively.

The $168 million decrease in Refining & Marketing segment income from operations for the fourth quarter of 2013 compared to the fourth quarter of 2012 was primarily due to narrower crude oil differentials and higher turnaround costs, partially offset by higher crack spreads, more favorable net product price realizations and higher sales volumes.

The $1.89 billion decrease in Refining & Marketing segment income from operations for the full-year 2013 compared to 2012 was primarily due to narrower crude oil differentials and lower net product price realizations, partially offset by higher sales volumes.

The West Texas Intermediate/Light Louisiana Sweet (LLS) crude oil differentials narrowed by $17.72 per barrel when compared to the fourth quarter of 2012 and by $8.19 per barrel when compared to the full-year 2012. In addition, the sweet/sour crude oil differentials narrowed by approximately $4 per barrel for the quarter and full-year 2013. The Chicago and U.S. Gulf Coast LLS 6-3-2-1 blended crack spread increased to $6.82 per barrel and $6.97 per barrel for the fourth quarter and full-year 2013, respectively, from $3.80 per barrel and $6.71 per barrel for the fourth quarter and full-year 2012.

Refined product sales volume was 2.14 million barrels per day (bpd) and 2.08 million bpd for the fourth quarter and full-year 2013, respectively, compared with 1.69 million bpd and 1.6 million bpd for the fourth quarter and full-year 2012. Higher refinery throughputs and sales volumes were attributable in large part to the Galveston Bay refinery, which MPC acquired on Feb. 1, 2013.

[NOTE: Starting in the fourth quarter of 2013, direct operating costs are no longer included in the calculated Refining & Marketing gross margin, and this statistic is now based on total refinery throughput. All prior periods presented have been recalculated to reflect a consistent approach. In addition, select refinery throughput, refined product yield and direct operating cost information is now being reported prospectively both on a consolidated and regional basis.]

	Three Months Ended		Year Ended
	December 31		December 31
(mbpd = thousands of barrels per day)	2013	2012	2013	2012
Key Refining & Marketing Statistics
Refinery throughputs (mbpd)
Crude oil refined	1,547	1,242	1,589	1,195
Other charge and blendstocks	247	206	213	168

Total	1,794	1,448	1,802	1,363
Refined product sales volume (mbpd)(a)	2,143	1,686	2,075	1,599
Refining & Marketing gross margin ($/barrel)(b)	$15.69	$16.34	$13.24	$17.85

(a)	Includes intersegment sales.
(b)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs. Starting in the fourth quarter of 2013, direct operating costs are no longer included in the Refining & Marketing gross margin and the gross margin is calculated based on total refinery throughput. All prior periods presented have been recalculated to reflect a consistent approach.

Speedway

Speedway segment income from operations was $83 million in the fourth quarter of 2013 and $375 million for full-year 2013, compared with $77 million in the fourth quarter of 2012 and $310 million for full-year 2012, representing record annual earnings for the business. The increase in segment income for the fourth quarter of 2013 compared to the fourth quarter of 2012 is primarily the result of a higher merchandise gross margin, partially offset by a decrease in the gasoline and distillate gross margin. The increase for full-year 2013 compared to full-year 2012 is primarily due to higher gasoline and distillate gross margins and a higher merchandise gross margin, partially offset by higher operating expenses related to an increase in the number of convenience stores.

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
Key Speedway Statistics
Convenience stores at period-end	1,478	1,464
Gasoline and distillate sales (millions of gallons)	817	786	3,146	3,027
Gasoline and distillate gross margin ($/gallon)(a)	$0.1322	$0.1424	$0.1441	$0.1318
Merchandise sales (in millions)	$775	$761	$3,135	$3,058
Merchandise gross margin (in millions)	$205	$196	$825	$795
Same store gasoline sales volume (period over period)	0.2%	(0.2)%	0.5%	(0.8)%
Same store merchandise sales (period over period)(b)	5.6%	4.0%	4.3%	7.0%

(a)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volume.
(b)	Excludes cigarettes.

Pipeline Transportation

Pipeline Transportation segment income from operations, including 100 percent of MPLX LP’s operations, was $47 million in the fourth quarter of 2013 and $210 million for full-year 2013, compared with $72 million and $216 million for the fourth quarter and full-year 2012, respectively. The decrease in Pipeline Transportation segment income for the fourth quarter of 2013 compared to the fourth quarter of 2012 was primarily due to a decrease in pipeline equity affiliate income and higher depreciation and operating expenses. The decrease in full-year 2013 segment income from operations was primarily due to higher operating expenses and depreciation and lower pipeline equity affiliate income, partially offset by higher transportation revenue.

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
Key Pipeline Transportation Statistics
Pipeline throughput (mbpd)(a)
Crude oil pipelines	1,198	1,309	1,280	1,190
Refined product pipelines	855	1,003	911	980

Total	2,053	2,312	2,191	2,170

(a)	On owned common-carrier pipelines, excluding equity method investments.

Corporate and Special Items

Corporate and other unallocated expenses of $81 million in the fourth quarter of 2013 and $271 million for full-year 2013 were $10 million lower than in the fourth quarter of 2012 and $65 million lower than in the full-year 2012. The decreases were primarily due to lower unallocated employee benefit expenses and lower employee incentive compensation expenses.

During the fourth quarter of 2013 and full-year 2013, MPC recorded pretax pension settlement expenses of $12 million and $95 million, respectively, resulting from the level of employee lump-sum retirement distributions occurring during the year. This compares to pretax pension settlement expenses of $8 million and $124 million for the fourth quarter and full-year 2012, respectively.

Strong Financial Position and Liquidity

On Dec. 31, 2013, the company had $2.3 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and a $1.3 billion unused trade receivables securitization facility that was increased and extended in the fourth quarter. The company’s credit facilities and cash position should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of Dec. 31, 2013, the company’s strong financial position was reflected by its debt-to-total capital ratio of 23 percent.

Conference Call

At 10 a.m. EST today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2013 Fourth-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Wednesday, Feb. 12. Financial information and other investor-related material will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet.

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About Marathon Petroleum Corporation

MPC is the nation’s fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,200 independently owned retail outlets across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth-largest convenience store chain, with approximately 1,480 convenience stores in nine states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Beth Hunter (419) 421-2559

Geri Ewing (419) 421-2071

Media Contacts:

Angelia Graves (419) 421-2703

Jamal Kheiry (419) 421-3312

References to Earnings

References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings, earnings adjusted for special items and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Non-GAAP Financial Information

In addition to earnings determined in accordance with GAAP, MPC has provided supplemental “earnings adjusted for special items,” a non-GAAP financial measure that facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to MPC’s ongoing operations. A reconciliation between GAAP earnings and “earnings adjusted for special items” is provided in a table on page 1 of this release. “Earnings adjusted for special items” should not be considered a substitute for earnings as reported in accordance with GAAP. We believe certain investors use “earnings adjusted for special items” to evaluate MPC’s financial performance between periods. Management may also use “earnings adjusted for special items” to compare MPC’s performance to certain competitors.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements relate to, among other things, MPC’s expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond MPC’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our share repurchase authorizations, including the timing and amounts of any common stock repurchases; state and federal environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed with the Securities and Exchange Commission (SEC). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(In millions, except per-share data)	2013	2012	2013	2012
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$24,896	$20,684	$100,152	$82,235
Sales to related parties	1	2	8	8
Income from equity method investments	20	8	36	26
Net gain (loss) on disposal of assets	3	(1)	6	177
Other income	12	18	52	46

Total revenues and other income	24,932	20,711	100,254	82,492
Costs and expenses:
Cost of revenues (excludes items below)	21,494	17,345	87,401	68,668
Purchases from related parties	103	76	357	280
Consumer excise taxes	1,578	1,438	6,263	5,709
Depreciation and amortization	332	283	1,220	995
Selling, general and administrative expenses	336	314	1,248	1,223
Other taxes	81	66	340	270

Total costs and expenses	23,924	19,522	96,829	77,145

Income from operations	1,008	1,189	3,425	5,347
Related party net interest and other financial income	—	1	—	1
Net interest and other financial income (costs)	(39)	(46)	(179)	(110)

Income before income taxes	969	1,144	3,246	5,238
Provision for income taxes	338	385	1,113	1,845

Net income	631	759	2,133	3,393
Less: Net income attributable to noncontrolling interests	5	4	21	4

Net income attributable to MPC	$626	$755	$2,112	$3,389

Per-share data
Basic:
Net income attributable to MPC per share	$2.09	$2.26	$6.69	$9.95
Weighted average shares:(a)	299	334	315	340
Diluted:
Net income attributable to MPC per share	$2.07	$2.24	$6.64	$9.89
Weighted average shares:(a)	301	336	317	342
Dividends paid	$0.42	$0.35	$1.54	$1.20

(a)	The number of weighted average shares for the periods ended Dec. 31, 2013, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(In millions)	2013	2012	2013	2012
Income from Operations by Segment
Refining & Marketing	$971	$1,139	$3,206	$5,098
Speedway	83	77	375	310
Pipeline Transportation(a)	47	72	210	216
Items not allocated to segments:
Corporate and other unallocated items(a)	(81)	(91)	(271)	(336)
Minn. assets sale settlement gain	—	—	—	183
Pension settlement expenses	(12)	(8)	(95)	(124)

Income from operations	1,008	1,189	3,425	5,347
Net interest and other financial income (costs)	(39)	(45)	(179)	(109)

Income before income taxes	969	1,144	3,246	5,238
Income tax provision	338	385	1,113	1,845

Net income	631	759	2,133	3,393
Less: Net income attributable to noncontrolling interests	5	4	21	4

Net income attributable to MPC	$626	$755	$2,112	$3,389

Capital Expenditures and Investments(b)
Refining & Marketing	$297	$192	$2,094	$705
Speedway(c)	119	83	296	340
Pipeline Transportation	61	42	234	211
Corporate and Other(d)	44	62	165	204

Total	$521	$379	$2,789	$1,460

(a)	Corporate overhead allocations attributable to MPLX were included in the Pipeline Transportation segment subsequent to MPLX’s Oct. 31, 2012, initial public offering. These expenses were included in items not allocated to segments prior to MPLX’s initial public offering and are not currently allocated to other segments.
(b)	The year ended Dec. 31, 2013, includes $1.36 billion for the acquisition of the Galveston Bay refinery and related assets, comprised of total consideration, excluding inventory, of $1.15 billion plus assumed liabilities of $210 million. The total consideration amount of $1.15 billion includes the base purchase price and a fair-value estimate of $600 million for the contingent consideration.
(c)	Includes Speedway’s acquisitions of convenience stores.
(d)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd))(a)(b)	2,155	1,702	2,086	1,618
Refining & Marketing (R&M) Operating Statistics(b)
R&M refined product sales volumes (mbpd)(c)	2,143	1,686	2,075	1,599
R&M gross margin ($/barrel)(d)	$15.69	$16.34	$13.24	$17.85
Crude oil capacity utilization (percent)(e)	91	103	96	100
Refinery throughputs (mbpd)(f):
Crude oil refined	1,547	1,242	1,589	1,195
Other charge and blendstocks	247	206	213	168

Total	1,794	1,448	1,802	1,363
Sour crude oil throughput (percent)	53	56	53	53
WTI-priced crude oil throughput (percent)	19	25	21	28
Refined product yields (mbpd)(f):
Gasoline	935	788	921	738
Distillates	578	475	572	433
Propane	36	27	37	26
Feedstocks and special products	202	112	221	109
Heavy fuel oil	30	16	31	18
Asphalt	47	57	54	62

Total	1,828	1,475	1,836	1,386
Refinery direct operating costs ($/barrel)(g):
Planned turnaround and major maintenance	$1.98	$0.91	$1.20	$1.00
Depreciation and amortization	1.48	1.53	1.36	1.44
Other manufacturing(h)	4.59	3.22	4.14	3.15

Total	$8.05	$5.66	$6.70	$5.59

R&M Operating Statistics – Gulf Coast Region(b):
Refinery throughputs (mbpd)(i)
Crude oil refined	943		964
Other charge and blendstocks	238		195

Total	1,181		1,159
Sour crude oil throughput (percent)	63		65
WTI-priced crude oil throughput (percent)	5		7
Refined product yields (mbpd)(i):
Gasoline	569		551
Distillates	371		365
Propane	24		23
Feedstocks and special products	219		215
Heavy fuel oil	15		19
Asphalt	11		13

Total	1,209		1,186
Refinery direct operating costs ($/barrel)(g)
Planned turnaround and major maintenance	$1.67		$1.00
Depreciation and amortization	1.24		1.09
Other manufacturing(h)	4.44		3.98

Total	$7.35		$6.07

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
R&M Operating Statistics - Midwest Region
Refinery throughputs (mbpd)(i)
Crude oil refined	604		625
Other charge and blendstocks	51		54

Total	655		679
Sour crude oil throughput (percent)	37		35
WTI-priced crude oil throughput (percent)	41		42
Refined product yields (mbpd)(i):
Gasoline	366		371
Distillates	207		207
Propane	12		14
Feedstocks and special products	24		41
Heavy fuel oil	16		12
Asphalt	36		41

Total	661		686
Refinery direct operating costs ($/barrel)(g)
Planned turnaround and major maintenance	$2.40		$1.47
Depreciation and amortization	1.82		1.74
Other manufacturing(h)	4.56		4.21

Total	$8.78		$7.42

Speedway Operating Statistics
Convenience stores at period end	1,478	1,464
Gasoline and distillate sales (millions of gallons)	817	786	3,146	3,027
Gasoline and distillate gross margin ($/gallon)(j)	$0.1322	$0.1424	$0.1441	$0.1318
Merchandise sales (in millions)	$775	$761	$3,135	$3,058
Merchandise gross margin (in millions)	$205	$196	$825	$795
Same store gasoline sales volume (period over period)	0.2%	(0.2)%	0.5%	(0.8)%
Same store merchandise sales (period over period)(k)	5.6%	4.0%	4.3%	7.0%

Pipeline Transportation Operating Statistics
Pipeline throughput (mbpd):(l)
Crude oil pipelines	1,198	1,309	1,280	1,190
Refined product pipelines	855	1,003	911	980

Total	2,053	2,312	2,191	2,170

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Includes the impact of the Galveston Bay refinery and related assets beginning on the Feb. 1, 2013 acquisition date.
(c)	Includes intersegment sales.
(d)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs. Starting in the fourth quarter of 2013, direct operating costs are no longer included in the Refining & Marketing gross margin and the gross margin is calculated based on total refinery throughput. All prior periods presented have been recalculated to reflect a consistent approach.
(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.
(f)	Excludes inter-refinery volumes of 42 mbpd and 15 mbpd for fourth quarter 2013 and 2012, respectively, and 36 mbpd and 25 mbpd for full-year 2013 and 2012, respectively.
(g)	Per barrel of total refinery throughputs.
(h)	Includes utilities, labor, routine maintenance and other operating costs.
(i)	Includes inter-refinery transfer volumes.
(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.
(k)	Excludes cigarettes.
(l)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(In millions)	2013	2012	2013	2012
Segment EBITDA(a)
Refining & Marketing	$1,248	$1,369	$4,217	$5,902
Speedway	112	107	487	424
Pipeline Transportation	66	89	284	270

Total Segment EBITDA(a)	1,426	1,565	4,988	6,596
Total segment depreciation & amortization	(325)	(277)	(1,197)	(972)
Items not allocated to segments	(93)	(99)	(366)	(277)

Income from operations	1,008	1,189	3,425	5,347
Net interest and other financial income (costs)	(39)	(45)	(179)	(109)

Income before income taxes	969	1,144	3,246	5,238
Income tax provision	338	385	1,113	1,845

Net income	631	759	2,133	3,393
Less: Net income attributable to noncontrolling interests	5	4	21	4

Net income attributable to MPC	$626	$755	$2,112	$3,389

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	December 31, 2013	September 30, 2013
Cash and cash equivalents	$2,292	$2,018
Total debt(a)	3,396	3,403
Equity	11,332	11,264
Debt-to-total-capital ratio (percent)	23	23
Shares outstanding (millions)	296.7	302.5

Cash provided from operations (quarter ended)	$1,355	$407

(a)	Includes long-term debt due within one year.